Exhibit 23.1

March 29, 2013

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-157968 and 333-185712)  of Therapeutic Solutions International, Inc. (formerly Splint Decisions Inc.) of our report dated on March 29, 2013, with respect to the audited consolidated financial statements of Therapeutic Solutions International, Inc. (formerly Splint Decisions Inc.), for the years ended December 31, 2012 and 2011, included in the Annual Report on Form 10-K for the year ended December 31, 2012.

Very truly yours,

/s/ PLS CPA

PLS CPA, A Professional Corp.

Registered with the Public Company Accounting Oversight Board